Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to Registration Statement on Form F-4 of our report dated May 25, 2022, except as to the restatement on cash flow presentation described in Note 2(a), as to which the date is November 3, 2022, with respect to the audited combined and consolidated financial statements of Bitdeer Technologies Holding Company as of December 31, 2021 and for each of the three years in the period ended December 31, 2021.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 23, 2023